Exhibit  99.1

Interactive Brokers Group Announces Preliminary Financial Estimates for the Quarter to end on September 30, 2008 and Approval of Share Repurchase Program

Interactive Brokers Group, Inc. (NASDAQ GS: IBKR), an automated global electronic market maker and broker, today announced preliminary financial estimates for the quarter to end on September 30, 2008 and further announced that its Board of Directors has approved a share buyback program by its subsidiary IBG LLC, authorizing IBG LLC to repurchase up to 8,000,000 shares of the company’s common stock.

The company has provided below its preliminary expectations as to certain operating results for the quarter to end on September 30, 2008.  These preliminary expectations are based upon management estimates and are subject to adjustments and results of the last days of operations in this quarter.  The estimated operating results for the quarter to end on September 30, 2008 have not been reviewed or audited by our independent registered public accounting firm. Our independent public accounting firm will be reviewing our financial statements for the quarter to end on September 30, 2008, and such review could result in changes to the preliminary expectations indicated below.

Based on the foregoing, the company expects income before income tax and minority interest to be between $325 million and $375 million and diluted earnings per share to be between $0.55 and $0.65 for the quarter to end on September 30, 2008.  Operating results for the quarter to end on September 30, 2008 are not necessarily indicative of the results to be expected in future periods.

The company believes that the impact of the recent significant market events have unduly depressed the price of the company’s common stock, and the company’s Board of Directors has therefore determined that a program of stock repurchases would be an opportunistic use of available funds.

Thomas Peterffy, Chairman and Chief Executive Officer, said, “Our strong financial profile and cash position provide us with the opportunity to repurchase our stock to return value to shareholders.  The repurchase program reinforces our belief in the long-term value of our stock, which is being negatively affected by the current credit market environment.  IBG LLC has more than $4 billion of equity capital and does not rely on outside liquidity to any meaningful extent and is therefore relatively unaffected by recent events.”

The repurchases will be funded with IBG LLC’s existing cash and will be purchased from the open market and in private transactions if the company deems the price appropriate.  The purchases may be made from time to time as market conditions warrant and subject to regulatory considerations. The timing and amounts of any purchases will be determined by the company’s management.  The share repurchase approval has no time limit and may be discontinued at any time.

For further information call:

Earl Nemser, Vice Chairman, Interactive Brokers Group, Inc., (917) 689-9994